Exhibit 99.1
Reporting Person:  Lap Chan

Issuer Name and Ticker Symbol:  Polymer Group, Inc. (POLGA.OB)

Date of Event Requiring Statement:   3/06/03

Footnotes

1. MatlinPatterson Global Opportunities Partners L.P. (the "Delaware Fund") is the direct beneficial owner of 5,499,445 shares of Class A Common Stock of the Issuer. MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin (Bermuda)") owns a 25.2% undivided interest and MatlinPatterson Global Opportunities Partners B, L.P. (together with the Delaware Fund and Matlin Bermuda, the "Fund") owns a 2.4% undivided interest in and to the 5,499,445 shares of Class A Common Stock owned by the Delaware Fund. The reporting person is an employee of MatlinPatterson Global Advisers LLC, the investment adviser of the Delaware Fund and the Bermuda Fund (collectively, the "Matlin Funds"). Although the reporting person does not have voting or investment control of the shares held by the Matlin Funds, the reporting person has an indirect pecuniary interest in such shares because he holds an interest in a special limited partner of the Matlin Funds, the limited partnership through which he has an indirect investment interest and carried interest in the Matlin Funds' investments, including their investments in the Company. The exact pecuniary interest therein is not readily determinable because it is subject to several variables, including without limitation, the internal rates of return of the Matlin Funds overall and with respect to their investments in the Company. The reporting person disclaims beneficial ownership of any reported securities except to the extent of his pecuniary interest therein.

2. The Delaware Fund is the direct beneficial owner of Junior Subordinated Convertible Notes exercisable for 5,227,749 shares of Class A Common Stock of the Issuer. Matlin (Bermuda) owns a 25.8% undivided interest in and to the Junior Subordinated Convertible Notes exercisable for the 5,227,749 shares of Class A Common Stock of the Issuer owned by the Delaware Fund. The reporting person is an employee of MatlinPatterson Global Advisers LLC, the investment adviser of the Matlin Funds. Although the reporting person does not have voting or investment control of the shares held by the Matlin Funds, the reporting person has an indirect pecuniary interest in such shares because he holds an interest in a special limited partner of the Matlin Funds, the limited partnership through which he has an indirect investment interest and carried interest in the Matlin Funds' investments, including their investments in the Company. The exact pecuniary interest therein is not readily determinable because it is subject to several variables, including without limitation, the internal rates of return of the Matlin Funds overall and with respect to their investments in the Company. The reporting person disclaims beneficial ownership of any reported securities except to the extent of his pecuniary interest therein.